Exhibit 99.1

           Temecula Valley Bancorp Announces Quarterly Cash Dividend

     TEMECULA, Calif.--(BUSINESS WIRE)--Aug. 24, 2007--Temecula Valley Bancorp Inc. (NASDAQ: TMCV), the parent company of Temecula Valley Bank, announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share payable on October 15, 2007 to shareholders of record as of October 1, 2007.

     Stephen H. Wacknitz, Temecula's Chief Executive Officer, President and Chairman, stated, "We are pleased to be in a position to pay dividends to our shareholders and continue with our previously implemented stock repurchase programs. We believe these steps have been well received at a very tumultuous time in the financial markets. In addition, we believe these efforts continue to show our commitment to strategic capital management and long-term shareholder value."

     Temecula recently reported total assets of $1.3 billion as of June 30, 2007, earnings for the quarter ended June 30, 2007 of $5.3 million and $0.47 per diluted share.

     About Temecula

     Temecula Valley Bank (the "Bank") was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach and Ontario. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices across the United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. The Bank's website is at www.temvalbank.com. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank.

     Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     Statements concerning future performance, developments or events concerning expectations for the amount, timing and payment of dividends, the implementation of the repurchase program, the implementation of Temecula's growth, strategy, available working capital, and any other guidance on future periods or events, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the availability of a legal source for the payment of dividends and repurchases of shares, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect future events and Temecula's financial results and condition and its ability and willingness to pay dividends and repurchase shares are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc.


     CONTACT: Temecula Valley Bank
              Stephen H. Wacknitz, President & CEO, 951-694-9940